Exhibit 23.01



                                   Exhibit 23.01




                    Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 7, 1966 appearing on page F-1 of The Equitable Companies Incorporated's Annual Report on Form 10-K for the year ended December 31,
1995. We also consent to the incorporation by reference for our report on the Consolidated Financial Statement Schedules, which appears on page F-50 of such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data."



PRICE WATERHOUSE LLP
New York, New York
May 22, 1996